CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-126384 on Form N-1A of our reports dated September 27, 2024 and September 30, 2024, relating to the financial statements and financial highlights of the Pioneer Balanced ESG Fund, Pioneer Multi-Asset Income Fund, Amundi Climate Transition Core Bond Fund and Pioneer Securitized Income Fund appearing in Form N-CSR of Pioneer Series Trust IV for the year ended July 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

November 25, 2024